Neuberger Berman Real Estate Securities Income Fund Inc. Item 77Q2

Section 16(a) Beneficial Ownership Reporting Compliance

Sun Life Insurance and Annuity Company of New York and Sun Life Assurance Company of Canada (U.S.) filed a Statement of Changes in Beneficial
Ownership on Form 4 after the required time period for two transactions that occurred during the fiscal year ended October 31, 2013. Sun Life Insurance and Annuity Company of New York, Sun Life Assurance Company of Canada (U.S.) and Sun Life Financial Inc. filed Statements of Changes in Beneficial Ownership on Form 4 after the required time period for two transactions that occurred during the fiscal year ended October 31, 2013.